Exhibit 17.2

Date:                      September 5, 2007

Brian Bonar
Dalrada Financial Corporation
9449 Balboa Ave
San Diego, CA

Re:  Resignation

Dear Mr. Bonar:

This letter is to notify you that I am resigning from Dalrada Financial as Chief Operating Officer, effective immediately.

Thank you,

/s/ Angela L. Costello
________________________
    Angela L. Costello

Cc: Board of Directors